

<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>0000786622
<NAME>KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                                    9-MOS
<FISCAL-YEAR-END>                          Sep-30-1998
<PERIOD-END>                               Sep-30-1998
<CASH>                                       3,620,812
<SECURITIES>                                54,076,214<F1>
<RECEIVABLES>                                  364,990
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                               417,421<F2>
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              58,479,437
<CURRENT-LIABILITIES>                           15,211
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                    57,007,203<F3>
<OTHER-SE>                                   1,457,023<F4>
<TOTAL-LIABILITY-AND-EQUITY>                58,479,437
<SALES>                                              0
<TOTAL-REVENUES>                             3,733,868<F5>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               490,567<F6>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              3,243,301
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          3,243,301
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 3,243,301
<EPS-PRIMARY>                                        0<F7>
<EPS-DILUTED>                                        0<F7>

<F1>Includes Participating Insured Mortgages ("PIMs") of $29,131,126 and
Mortgage-Backed Securities ("MBS") of $24,945,088.
<F2>Includes prepaid acquisition fees and expenses of $844,252 net of accumulated amortization of $573,045 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $184,838.
<F3>Represents total equity of General Partners and Limited Partners.  General
Partners deficit of ($238,612) and Limited Partners equity of $57,245,815.
<F4>Unrealized gains on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $75,795 of amortization of prepaid fees and expenses.
<F7>Net income allocated $97,299 to the General Partners and $3,146,002 to the
Limited Partners. Average net income per Limited Partner interest is $.42 on 7,500,099 Limited Partner interests outstanding.



